Exhibit 8.1

SUBSIDIARIES OF NETEASE.COM, INC.

Subsidiary	Jurisdiction of Organization	Effective Interest Held
NetEase Information Technology (Beijing) Co., Ltd.	People’s Republic of China	100.0%(2)

NetEase Interactive Entertainment Ltd.	British Virgin Islands	100.0%

Guangzhou Boguan Telecommunication Technology Limited	People’s Republic of China	100.0%(2)

NetEase Youdao Information Technology (Beijing) Co., Ltd (formerly named NetEase Yodao Information Technology (Beijing) Co., Ltd.)	People’s Republic of China	73.0%(2)

Guangzhou NetEase Interactive Entertainment Ltd.	People’s Republic of China	100.0%(1)

NetEase (Hangzhou) Network Co., Ltd.	People’s Republic of China	100.0%(1)

Guangzhou NetEase Information Technology Limited	People’s Republic of China	100.0%(1)

NetEase (Hong Kong) Limited	Hong Kong	100.0%

Hong Kong NetEase Interactive Entertainment Limited	Hong Kong	100.0%(1)

(1)	Indirectly, through our 100.0% ownership of NetEase Interactive Entertainment Ltd.
(2)	Indirectly, through our 100.0% ownership of NetEase (Hong Kong) Limited